EX-3.(I)
                                           ARTICLES OF INCORPORATION

                                                        OF

                                                     GRG, INC.


         WE THE UNDERSIGNED natural persons, being of the age of twenty-one years or more, acting as incorporators of the corporation under the applicable provisions of the laws of the State of Nevada, adopt the following Articles of Incorporation for such corporation.

         First: the name of the corporation shall be GRG, Inc.

         Second: The period of duration of said corporation shall be perpetual.

         Third: The purpose for which this corporation is formed and the powers it shall have are:

(a) To conduct any lawful business, including, but not limited to manufacture, production, creation, sale, distribution, both wholesale and retail, of diamonds, colored gemstones of all sorts, kinds and varieties, including all precious metals. To have and to exercise all the powers conferred by the laws of the State of Nevada upon corporations formed under the laws pursuant to and under which this corporation is formed, as such laws are now in effect or may at any time hereafter be amended.

         (b) To carry on any business whatsoever, either as principal, agent, or as a partnership, which this corporation may deem proper or convenient in connection with any lawful purpose, or which may be calculated directly or indirectly to promote the interest of this corporation or to enhance the value of its property or business and to conduct its business or businesses in the State of Nevada, and other States and in the District of Columbia and in the territories and colonies of the United States and foreign countries.

         (c) To acquire, by purchase or otherwise, the goodwill, business, property rights, franchises, and assets of every kind, of any person, firm, association or corporation; and to acquire any property or business as a going concern or otherwise and to pay for the same in cash or in shares of stock or debentures or otherwise; to hold, maintain, and operate, or in any manner dispose of, the whole part of the goodwill, business, rights, or property so acquired; and to conduct in any lawful manner the whole or any part of any business so acquired; and to exercise all the powers necessary or convenient in and about the management of such business.

         (d) To apply for, acquire by application, take, purchase, or otherwise acquire, own, hold, use, sell, assign, transfer, exchange, or deal with


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         and dispose of patents, licenses, inventions, improvements, copyrights, trademarks, and any benefit, right, privilege, prerogative, or power conferred by, acquired under, or granted by any type of statute, ordinance, order, license, power, authority, franchise, commission, right or privilege which any Government or non-Government person or association may be empowered to enact, make or grant.

                  The foregoing statement of purposes shall be construed as a statement of both purposes as a statement of both purposes and powers statements stated in each clause shall be in wise limited or restricted by reference to or influence from the terms or provisions of any other clause, but shall be regarded as independent purposes and powers. The purposes and powers as above specified are to be interpreted in their broadest intent with the basic intent of the incorprators being to grant to this corporation the power to do any and all things which a natural person could do in the furtherance of the operation of any and all lawful business activities in which the corporation may from time to time participate. Fourth: The aggregate number of shares which the corporation shall have authority to issue is One Hundred Million Shares (100,000,000) common, non-assessable voting stock of equal rights and privileges, of $.001 (one tenth of one cent) par value for each share, thus constituting total authorized capital of One Hundred Thousand Dollars ($100,000.00).

         Fifth:   The corporation will not commence business until consideration in the value of at least One Thousand Dollars ($1,000).

         Sixth: The stockholders of the corporation shall have no preemptive rights to acquire unissued shares of the corporation nor shall they have any presumptive rights with respect to the reissuance or sale by the corporation of its treasury stock or with respect to stock paid to employees in the form of bonuses or wages.

         Seventh: After payment by any subscribing shareholder of at least the par value of stock for which he has subscribed, the capital stock of the corporation shall not be subject to assessment to pay the debts of the corporation.

         Eighth: The registered office of the corporation shall be located as determined by the Board of Directors. The name of the registered agent shall be the Company's President.

         Ninth:   There shall be up to nine (9) directors constituting the Board of Directors. The directors shall serve until the annual meeting or until successors are otherwise elected and qualified.

         Tenth:   Each share of stock shall be entitled to one vote on each
         matter submitted to vote at a meeting of shareholders. Times and places of the meetings of shareholders shall be set by the bylaws of the corporation.

         Eleventh: It shall not be necessary for the Directors of the corporation to own stock in the corporation. The board of directors may designate a committee or committees consisting of any number of directors, which committees, to the extent provided in the resolution adopted by the board of directors or as provided by the bylaws of the corporation, may exercise all authority so provided. The delegation of power to such committees shall not operate to relieve the other Directors or the Board of Directors of any responsibility impowered upon them by law.


GRGL42.1

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